Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-100854, 333-140429, 333-157038, 333-163933, 333-167143, 333-180725, 333-180726, 333-184583, 333-192728, and 333-221269) on Form S-8, the registration statement (No. 333-249613) on Form S-3, and the registration statement (No. 333-249638) on Form S-3ASR of our report dated May 18, 2022, with respect to the consolidated financial statements and financial statement schedule II of Logitech International S.A. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
San Francisco, California
May 18, 2022